UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 3, 2010

ANTE5, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-53952	27-2345075
(Commission File Number)	(I.R.S. Employer Identification No.)

One Hughes Drive, Suite 606, Las Vegas, Nevada	89169
(Address of principal executive offices)	(Zip Code)

(323) 330-9881
(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR240.14d-2(b))

☐	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Table of Contents

Section 8 OTHER EVENTS	1

Item 8.01 Other Events	1

SIGNATURES	1

SECTION 8.  OTHER EVENTS

Item 8.01.  Other Events

Ante5, Inc., a Delaware corporation (the “Company”) is making a private placement of its common stock to raise capital to complete the closing of its pending purchase of oil and gas leases under its Asset Purchase Agreement with Twin City Technical, LLC and Irish Oil and Gas, Inc., dated October 7, 2010 (the “APA”).  The capital will also be used to fund our participation in the development of the oil and gas reserves anticipated from the oil and gas properties being acquired under the APA, and perhaps to acquire additional acreage.  Accordingly, proceeds from the capital raise will be used to launch the Company into the North Dakota oil business, focusing on obtaining and exploiting leases in the Williston Basin, primarily targeting the Bakken and Three Forks formations.  The private placement is being made only to prospective investors already identified with whom we have a pre-existing business relationship pursuant to Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933, as amended.

In our private placement, we are offering up to 10,000,000 shares of our common stock for a purchase price of $1.00 per share, seeking to raise from $6 million to $10 million (with a 1 million share over allotment option).  The APA provides for a cash payment at closing of approximately $2.9 million.  The closing is currently scheduled for November 13, 2010.  The capital raise is moving rapidly and, as of the date of this Report, we have hard commitment indications for $2.6 million of investments and strong indications for additional investment bringing the total to more than $6 million.  Currently we plan to continue to raise capital in our private placement if we close our purchase of oil and gas properties under the APA, until we achieve the maximum capitalization of $10 million, or we terminate the offering with less capital.  While we are confident that we will close our pending acquisition under the APA and raise sufficient capital to acquire and develop those oil and gas properties in the Williston Basin in North Dakota, there is no assurance regarding the accomplishment of those goals.  Furthermore, we may modify the terms of our private placement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ANTE5, INC.
(Registrant)

Date: November 3, 2010

/s/ Steven R. Lipscomb, Chief Executive Officer
Steven R. Lipscomb, Chief Executive Officer

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